EXHIBIT 10.6
December 28, 2010
Mr. Jerry DeBoer
500 Hanover Pike
Hampstead, Maryland 21074
Dear Jerry:
Pursuant to that certain letter dated November 20, 2000 (the “Offer Letter”) Jos. A. Bank Clothiers, Inc. (the “Company”) extended to you an employment offer for the position of Senior Vice President of Marketing. The letter states that “[i]n the event that your employment would end due to reasons other than voluntary resignation or for cause, you will continue to receive twelve months of compensation at your normal base salary.”
You and the Company agree that it is the intent of the Offer Letter to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) and any ambiguities in the Offer Letter or this letter will be interpreted and administered to so comply. Without limiting the generality of the foregoing, if any compensation to be paid to you under the Offer Letter is “nonqualified deferred compensation” subject to Code Section 409A, such compensation shall be paid no earlier than the date of your “separation from service” from the Company within the meaning of Code Section 409A(a)(2)(A)(i). For purposes of Code Section 409A, each installment of salary continuation shall be regarded as a separate payment. If you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of your termination of employment, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable as a result of, and within the first six (6) months following, your “separation from service”, and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of your separation from service or, if earlier, the date of your death.
Consistent with the requirements of Section 409A of the Code, to the extent that any expense reimbursement or in-kind benefit provided to you under the Offer Letter is taxable, unless stated otherwise: (i) reimbursements and in-kind benefits will be provided only for expenses incurred during your employment with the Company; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.
Any bonus which you may earn shall be payable promptly following the determination thereof after the end of a fiscal year that begins during your employment with the company (each such fiscal year, a “Bonus Year”), but in no event later than two and one-half (2 1/2) months following the end of each Bonus Year.

Except as specifically amended hereby, the Offer Letter shall remain in full force and effect according to its terms. To the extent of any conflict between the terms of this letter and the terms of the remainder of the Offer Letter, the terms of this letter shall control and prevail. This letter shall hereafter be deemed a part of the Offer Letter for all purposes. Please indicate your agreement to the foregoing by acknowledging and agreeing to this letter below.

Very truly yours,
/s/ CHARLES D. FRAZER
Charles D. Frazer
ACKNOWLEDGED AND AGREED TO
THIS 28th DAY OF DECEMBER 2010.

/s/ JERRY DEBOER
JERRY DEBOER